Exhibit 10(k)(7)

National City Bank

155 East Broad Street

Columbus, OH 43251

Thomas E. Redmond

Vice President

April 18. 2003

Ms. Julie A. Boland

Vice President, Chief Financial Officer

and Treasurer

Oglebay Norton Company

1001 Lakeside Avenue, 15th floor

Cleveland, Ohio 44114-1151

Re:	Seventh Amendment to Credit Agreement dated July 14, 1997, as amended and Temporary Waiver

Dear Julie:

Listed below are the terms and conditions related to your request for National City Bank (the “Bank”) to grant a temporary waiver of certain financial covenants in the Credit Agreement dated July 14, 1997, and subsequently amended, by and between ON Marine Services Company, Oglebay Norton Marine Services Company, L.L.C. (collectively, the “Borrower”) and the Bank.

1. Temporary Waiver. Effective upon satisfaction of the conditions set forth below, the Bank temporarily waives any failure by Borrower to comply with the requirements set forth in Sections 5.7 of Exhibit A to the Credit Agreement for the period ending March 31, 2003, including resulting defaults, from the date of occurrence until and including June 15, 2003. The foregoing waiver will become effective upon satisfaction of the following conditions:

a. Both Bank and Borrower shall have executed and delivered this letter agreement; and

b. Borrower shall have paid to Bank a fee of $15,000.00.

2. Amendments to Credit Agreement. The Credit Agreement shall be, and hereby is, amended as follows effective upon the satisfaction of the conditions to the temporary wavier set forth in paragraph 1 above:

a. The Libor Margin and Prime Rate Margin will be increased to 450 basis points and 225 basis points respectively from the time these amendments become effective, to and including August I S, 200

b. Section 5.7 of Exhibit A to the Credit Agreement is amended from the effective date of these amendments until and including June 15, 2003 by incorporating the following financial covenants:

(a)	The Companies shall not suffer or permit at any time the Leverage Ratio to exceed 6.90 to 1.00 on March 31, 2003 through and including June 15, 2003.

(b)	The Companies shall not suffer or permit at any time the ratio of: (x) Total Senior Funded Indebtedness to the extent such Indebtedness is a secured obligation (but, excluding for purposes hereof, the Indebtedness evidenced by the 2002 Senior Secured Fund Notes) to (y) Consolidated Pro-Forma EBITDA to be greater than 4.05 to 1.00 on March 31, 2003 through and including June 15, 2003, based upon the financial statements of the Companies for the most recently completed four (4) fiscal quarters.

(c)	The Companies shall not suffer of permit at any time the ratio of: (x) Consolidated Pro-Forma EBITDA to (y) Consolidated Pro-Forma Interest Expense (less non cash amortized financing and FAS 133 costs to the extent included in Consolidated Pro-Forma Interest Expense in accordance with GAAP) to be less than 1.40 to 1.00 on March 31, 2003 through and including June 15, 2003, based upon the financial statements of the Companies for the most recently completed four (4) fiscal quarters.

(d)	The Companies shall not suffer or permit at any time the ratio of: (x) Consolidated Pro-Forma Cash Flow to (y) Consolidated Pro-Forma Fixed Charges (excluding from Pro-Forma Fixed Charges for purposes of calculating compliance with this covenant, amounts payable with respect to the Revolving Loans and Term Loans (as defined in the Loan Agreement)) to be less than .90 to 1.00 on March 31, 2003 through and including June 15, 2003, based upon the financial statements of the Companies for the most recently completed four (4) fiscal quarters.

(e)	The Companies shall not suffer or permit Consolidated Net Worth at any time, based upon Consolidated financial statements of the Companies for the most recently completed fiscal quarter, to fall below the current minimum amount required, which current minimum amount required shall be as of March 31, 2003, an amount equal to $98,643,000; provided, however, that (i) any non-cash impact to Consolidated Net Worth related to FAS 142 shall be excluded in calculating Borrower’s compliance with this covenant and (ii) any potential non-cash impact associated with the extinguishment of Indebtedness (as a result of the issuance of the 2002 Senior Secured Fund Notes and the required repayment of a portion of the Revolving Credit Loans) as indicated pursuant to EITF 96.19/SFAS 140 shall likewise be excluded in calculating Borrower’s compliance with this covenant.

(f)	The Companies shall not suffer or permit at any time Consolidated Pro-Forma EBITDA to be less than $62,500,000 on March 31,

2003 through and including June 15, 2003, based upon the financial statements of the Companies for the most recently completed four (4) fiscal quarters.

3. Certain Additional Agreements. Borrower also agrees:

a. to obtain updated appraisals for the vessels Wolverine and David Z. Norton, which secure the Term Loan between Borrower and Bank, with such appraisals being in a form, and from an individual or entity, acceptable to Bank. The cost of such appraisals to be paid by Borrower; and

b. to submit to the Bank copies of the documents governing the “Pooling Arrangement” between Borrower and the American Steamship Company.

Sincerely,
National City Bank

By:	/s/ Thomas E. Redmond
Thomas E. Redmond Vice President
Approved and accepted this 18th day of April 2003

ON Marine Services Company

By:	/s/ R. F. Walk
Name:	R. F. Walk
Title:	VP & Secretary

Oglebay Norton Marine Management Company, L.L.C., as guarantor

By:	/s/ R. F. Walk
Name:	R. F. Walk
Title:	Manager

Oglebay Norton Marine Services Company, L.L.C.,

By:	/s/ R. F. Walk
Name:	R. F. Walk
Title:	Manager

Oglebay Norton Company, as guarantor

By:	/s/ R. F. Walk
Name:	R. F. Walk
Title:	VP, General Counsel & Secretary